Exhibit 10.2

December 8, 2023

Mr. Clay Crolius

Via E-mail Delivery

Re: Employment Agreement

Dear Mr. Crolius:

This amended and restated letter agreement (the “Agreement”) confirms the terms of your employment with Sonim Technologies, Inc. (the “Company”).

1. Position and Duties. Effective November 1, 2023, you will continue to serve as the Company’s Chief Financial Officer (the “CFO”), reporting to the Company’s Chief Executive Officer. Of course, the Company may change your position, duties, and work location from time to time, as it deems necessary within its sole discretion. You will devote your full and exclusive business time and attention to the business affairs of the Company. You must obtain approval from the Company’s Board of Directors (the “Board”) prior to joining membership of the board of directors of any other entity. As a Company employee, you will be expected to abide by the Company’s rules and policies and to acknowledge in writing that you have read the Company’s employee handbook.

2. Compensation and Benefits.

(a) Base Salary. You will receive a base salary of $320,000 per year, less required and designated payroll deductions and withholdings, and payable according to the Company’s regular payroll schedule. On the first regular payroll date following execution of this Agreement, you will receive a lump sum payment for your salary increase in this Agreement retroactive to November 1, 2023, less applicable withholdings. Your annual base salary will be reviewed from time to time and is subject to change at the discretion of the Company.

(b) Benefits. You will be eligible to participate in the Company’s standard employee benefits pursuant to the terms, conditions and limitations of the applicable benefit plans, which are subject to change from time to time.

(c) Discretionary Bonus. You will be eligible to receive an annual bonus within the sole discretion of the Board or a pertinent committee thereof, as applicable. There is no guarantee that you may receive a bonus at any time. Any determination as to whether the Company’s performance warrants a bonus and the amount of any bonus earned as a result of such performance is determined by the Board (or a pertinent committee thereof, as applicable) in its sole discretion. Any bonus shall be paid within thirty (30) days after the determination that a bonus shall be awarded, which typically shall occur in January of each year. You must be employed on the day that your bonus (if any) is paid to earn the bonus. Therefore, if your employment is terminated either by you or the Company for any reason prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be owed or paid. In addition, you shall be eligible to participate in any equity compensation plan or similar long-term incentive program adopted by the Company, and the Board or any committee administering such plan may grant such additional bonuses and/or equity compensation as it deems appropriate within its sole discretion.

3. Proprietary Information Agreement and Company Policies. As a condition of your employment, you must sign and abide by the Company’s standard form of Confidential Information and Invention Assignment Agreement (the “Proprietary Information Agreement”), a copy of which is attached hereto as Exhibit A. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that your employment does not create a conflict with any agreement between you and a third party.

4. At-Will Employment Relationship; Board Resignation. Your employment relationship is at will, meaning either you or the Company may terminate your employment relationship at any time, with or without Cause, and with or without advance notice. In addition, the Company may modify the other terms and conditions of your employment, including, but not limited to, compensation, benefits, position, title, reporting relationship and office location, from time to time in its sole discretion. Your at-will employment relationship can only be changed in a written agreement signed by you and a duly authorized member of the Board. If you cease serving as the Company’s CFO for any reason, you agree that this Agreement constitutes your resignation from the Board as of the date of such cessation of service.

5. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as any of the following: (i) your commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States, any state thereof, or any applicable foreign jurisdiction; (ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company or any affiliate of the Company; (iii) your intentional, material violation of any contract or agreement between you and the Company or any affiliate of the Company or of any statutory duty owed to the Company or any affiliate of the Company; (iv) your unauthorized use or disclosure of the Company’s or any affiliate of the Company’s confidential information or trade secrets; or (v) your gross misconduct. The determination that a termination of your employment is either for Cause or without Cause shall be made by the Company in its sole discretion.

(b) Change in Control. For purposes of this Agreement, the definition of a “Change in Control” is as defined in section 13(i) of the Company’s 2019 Equity Incentive Plan (as in effect on the date hereof).

(c) Person. For the purpose of this Agreement, “Person” means an individual or an entity, including a corporation, limited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any governmental authority.

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6. Code Section 409A. It is intended that all of the benefits and payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A- 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A and incorporates by reference all required definitions and payment terms. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of your Separation from Service, and (ii) the date of the your death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to you a lump sum amount equal to the sum of the payments upon Separation from Service that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above. No interest will be due on any amounts so deferred. Notwithstanding anything to the contrary in this Agreement, you shall be responsible for any taxes imposed on the recipient of the compensation and benefits set forth in this Agreement including without limitation any taxes under Section 409A of the Code.

7. Non-Disparagement. During your employment and at all times thereafter, you shall not, directly or through any other Person make any public statements to the press (whether orally, in writing, via electronic transmission, or otherwise) that disparage, denigrate or malign the Company; or (ii) any of the businesses, activities, operations, affairs, reputations or prospects of the Company; or (iii) any of the officers, employees, directors, managers, partners (general and limited), agents, members or shareholders of the Company. For purposes of clarification, and not limitation, a statement shall be deemed to disparage, denigrate or malign a Person if such statement could be reasonably construed to adversely affect the opinion any other Person may have or form of such first Person. The foregoing limitations shall not be violated by truthful statements made by you (a) to any governmental authority or (b) which are in response to legal process, or in connection with required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). Nothing herein shall be construed to limit your rights (if any) under Section 7 of the National Labor Relations Act.

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8. Cooperation. During your employment and at all times thereafter, you agree to cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party, concerning issues about which you have knowledge or that may relate to you or your employment or service with the Company (or the termination thereof). Your obligation to cooperate hereunder includes, without limitation, being available to the Company upon reasonable notice for interviews and factual investigations, appearing in any forum at the Company’s request to give testimony (without requiring service of a subpoena or other legal process), volunteering to the Company pertinent information, and turning over to the Company all relevant documents which are or may come into your possession. The Company shall promptly reimburse you for the reasonable pre-approved out-of-pocket expenses incurred by you at the Company’s request in connection with such cooperation. For the avoidance of doubt, the foregoing shall not require the Company to reimburse you for any attorneys’ fees or related costs you may incur absent written approval by the Company.

9. Severance. If the Company terminates your employment without Cause at any time up to the six-month anniversary of the closing of a Change in Control, the Company will pay you a sum equivalent to six (6) months of your base salary in effect as of your termination date, less required and designated payroll deductions and withholdings. The severance benefit described in this Section 9 is conditional upon (a) your continuing to comply with your obligations under your Proprietary Information Agreement, including the non-solicitation provisions thereof; (b) your delivering to the Company a duly executed and effective general release of claims against the Company in a form acceptable to the Company within 30 days following your termination date; and (d) if requested by the Company to confirm your Board resignation, if you are a member of the Board at such date, your resignation from the Board, to be effective no later than the date of your termination date (or such other date as requested by the Board).

10. Entire Agreement. This Agreement, including Exhibit A thereto, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment. If you enter into this Agreement, you are doing so voluntarily, and without reliance on any promise, warranty, representation or agreement, written or oral, other than those expressly contained herein. This Agreement supersedes any and all promises, warranties, representations or agreements, whether oral or written, including any prior offer letters or employment agreement between you and the Company. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized member of the Board.

11. Enforceability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the Agreement, including the invalid or unenforceable provisions, shall be enforced insofar as possible to achieve the intent of the parties.

12. Binding Nature. This Agreement will be binding upon and inure to the benefit of the personal representatives and successors of the respective parties hereto.

13. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law principles.

14. Miscellaneous. With respect to the enforcement of this Agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this Agreement, any ambiguity shall not be construed against either party as the drafter. This Agreement may be executed in more than one counterpart, and signatures transmitted via facsimile shall be deemed equivalent to originals.

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If these revised terms of your employment with the Company are acceptable to you, please sign this Agreement and return it to me.

Sincerely,

/s/ Hao Liu
Name:	Hao (Peter) Liu
Title:	Chief Executive Officer

/s/ Clay Crolius
Clay Crolius
Date: December 8, 2023

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Exhibit A

Confidential Information and Invention Assignment Agreement
(attached hereto)

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